                                                                   Exhibit 99.2

                [LOGO FOR AEGIS COMMUNICATIONS GROUP, INC.]

NEWS RELEASE                                              FOR IMMEDIATE RELEASE

CONTACTS AT THE COMPANY:
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(972) 830-1800
Hugh E. Sawyer          President and Chief Executive Officer
Michael J. Graham       Executive Vice President and Chief Financial Officer

Aegis Communications Group, Inc. Announces the Formation of a Special Independent Committee

Irving, Texas - March 20, 2001 - Aegis Communications Group, Inc. (NASDAQ:
AGIS.OB), a leading provider of multi-channel customer relationship management and comprehensive marketing research to Fortune 500 and e-commerce businesses, today announced that the company's board of directors has established a special independent committee of board members to consider the previously announced offer dated March 1, 2001 from an acquisition group made up of Aegis' principal stockholders to purchase all of the outstanding shares not already owned by the acquisition group at a price of $1.00 per share in cash.

The special committee will consist of two independent board members, Josh S. Weston and Stanton D. Anderson. The committee will engage its own independent financial advisor and legal counsel as it considers the offer and assesses any other alternatives that the special committee believes may be available and in the best interests of the company. The committee has been granted the authority to accept or reject or to negotiate modifications to the offer on behalf of the Company. It is anticipated that the review of the special committee will take approximately thirty to sixty days.

Aegis Communications Group, Inc. is a leading integrated customer solutions provider of multi-channel customer relationship management and comprehensive marketing research including database management, analytical services and market intelligence to Fortune 500 and emerging e-commerce companies. Aegis recently introduced e.Care.plussm, a suite of Internet-based customer care services that provide enhanced customer response through client company web sites. Aegis' blue-chip client list includes AT&T, American Express, BellSouth, Cendant and other leading companies. Aegis manages and operates a national network of client service centers employing approximately 9,100 people and utilizing approximately 5,600 production workstations. Further information regarding Aegis and its services can be found on its web site at www.aegiscomgroup.com.
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Aegis' Elrick and Lavidge Marketing Research division (E & L), based in Atlanta, is recognized as one of the leading firms in consumer and business-to-business research. Established in 1951, E & L provides a broad range of corporate clients with state-of-the-science marketing research measuring customer satisfaction, likelihood of customer retention, point-of-sale research, full service quantitative and qualitative research, segmentation and market structure and marketing services. E&L uses traditional methodologies as well as advanced online and crossover methods. E & L clients include Proctor & Gamble, America Online, American Century, Compaq, Hallmark and 3M, as well as e-business companies. Further information regarding Elrick & Lavidge is available on its web site at www.elavidge.com
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THE FOLLOWING IS A "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: STATEMENTS CONTAINED IN THIS DOCUMENT THAT ARE NOT BASED ON HISTORICAL FACTS ARE "FORWARD-LOOKING STATEMENTS". TERMS SUCH AS "ANTICIPATES", "BELIEVES', "ESTIMATES", "EXPECTS", "PLANS", "PREDICTS", "MAY", "SHOULD", "WILL", THE NEGATIVE THEREOF AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE BY NATURE SUBJECT TO UNCERTAINTIES AND RISKS.